SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2011

NOBILITY HOMES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-06506	59-1166102
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3741 S W 7th Street Ocala, Florida		34478
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (352) 732-5157

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective October 25, 2011, Nobility Homes, Inc.’s subsidiaries, Majestic Homes, Inc. and Prestige Home Centers, Inc. (collectively, the “Company”), entered into an amendment to the Finance Revenue Sharing Agreement (the “Amendment”) dated April 10, 2004 with 21st Mortgage Corporation (the “Lender”).

The Amendment provides that the Company will retain title to the manufactured homes it has repossessed prior to October 25, 2011 under the Finance Revenue Sharing Agreement and that it will not be entitled to any further reimbursement after such date for losses or expenses from the Lender or the escrow account established under the Finance Revenue Sharing Agreement (such account is also referred to as the “reserve account”) in connection with such repossessed homes. At October 25, 2011, the Company had repossessed home inventory of approximately $13 million that would have otherwise been subject to the reimbursement provisions of the Finance Revenue Sharing Agreement.

In consideration of the Company’s assumption of the losses and expenses associated with such repossessed homes, the Lender agreed to assume the sole responsibility for the remarketing and sale of homes repossessed after October 25, 2011 and will charge all future expenses and losses to the reserve account maintained as part of the Finance Revenue Sharing Agreement. The loan portfolio for which the Lender has assumed the sole responsibility for the remarketing and sale of repossessed homes had a loan balance of $68.5 million at October 25, 2011.

Pursuant to the Amendment, the Lender contributed an additional $3.0 million to the Finance Revenue Sharing Agreement’s reserve account. The parties may receive distributions from the reserve account after December 31, 2015 if the reserve balance exceeds required minimum balances, or prior to December 31, 2015 if the parties otherwise agree. However, there is no certainty that any additional funds will ever be distributed to the parties from the reserve account.

The Amendment eliminates the Company’s obligations to buy back future repossessed homes and to fund future shortfalls, if any, in the reserve account.

The Company’s management believes that this Amendment should significantly improve future liquidity of the Company primarily as a result of the elimination of its obligation under the Finance Revenue Sharing Agreement to repurchase additional repossessions and, to a lesser extent, to make any additional contributions to the reserve account. Management considers the benefit of the elimination of these obligations as being very important to the future operations of the Company and believes that it significantly outweighs the largely non-cash costs (discussed in Item 2.06 below) which result from the execution of the Amendment.

The description of the Amendment set forth above is qualified by reference to the Amendment filed herewith as Exhibit 10.1, which Exhibit is incorporated herein by reference.

Item 2.06	Material Impairments.

On November 7, 2011, in connection with the Amendment described above, the Company concluded that a material charge for impairment will be required related to manufactured homes repossessed under the Finance Revenue Sharing Agreement. The impairment which is expected to be a largely non-cash cost is expected to be required because the Company will no longer be reimbursed for losses or additional expenses associated with the remarketing and sale of such homes. While management believes that the impairment charges will be material, the Company has currently not completed its analysis of the amount or range of amounts of such impairment charges or the amount or ranges of the impairment charges that will result in future cash expenditures. The Company will disclose all pertinent amounts when such costs have been determined and thoroughly assessed. As part of this process, the Company will also assess the timing of the recognition of the impairment charge and may conclude that at least a portion of the charge should be reflected in previously issued financial statements.

Item 8.01	Other Events.

The Company has reported on Form 12b-25, dated September 21, 2011, that the delay in the filing of its Form 10-Q for the period ended August 6, 2011 was precipitated by a need to obtain an independent valuation of its inventory of repossessed homes. The Company has now determined that it will value its repossessed home inventory based on its historical sales experience and other industry information. The Company expects to file its Form 10-Q for the period ended August 6, 2011 after it has completed all aspects of its determination of the impairment charge discussed in item 2.06 above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 10.1	Amendment to the Finance Revenue Sharing Agreement dated April 10, 2004 with 21st Mortgage Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBILITY HOMES, INC.

November 14, 2011	By:	/s/ Lynn J. Cramer, Jr.
Lynn J. Cramer, Jr., Treasurer
and Principal Accounting Officer